Exhibit 19.1
GROVE COLLABORATIVE HOLDINGS, INC.
INSIDER TRADING AND CONFIDENTIALITY POLICY
Amended July 18, 2024

Purpose
This Insider Trading and Confidentiality Policy (the “Policy”) reiterates the commitment of Grove Collaborative Holdings, Inc. (together with its subsidiaries, the “Company” or “Grove”) to integrity, and outlines the requirements and prohibitions applicable under federal and state securities laws regarding insider trading. This Policy contains information intended to reduce the risk of corruption and bribery from occurring in the Company's activities. The Company strictly prohibits all forms of insider trading. This Policy is subject to modification from time to time as the Company’s Board of Directors deems necessary or advisable.
Scope
This policy applies to (i) the Company’s current and former directors, officers, and employees (each, a “Company Representative”), (ii) the Company’s agents, consultants, joint venture partners, and any other third-party representatives (each, a “Third Party Representative”), and (iii) to family members of Company Representatives and Third Party Representatives who share their households (each, a “Family Member”), who receive or have access to material nonpublic information regarding the Company (each, a “Covered Person” or “you”). For purposes of this Policy, a “family member” of a person includes such person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.
This policy applies to all transactions in the Company's securities, including common stock, options for common stock, and any other securities the Company may issue from time to time, such as preferred stock, bonds and other debt securities, warrants and convertible debentures, as well as to derivative securities relating to the Company's stock, whether or not issued by the Company, such as exchange- traded options.
Enforcement
Insider trading is illegal and can result in prison sentences as well as civil penalties, including triple damages. Failure to comply with this Policy may be grounds for discipline by the Company, up to and including termination for cause.
1.Prohibition Against Trading on Material Nonpublic Information
If you are aware of material nonpublic information regarding Grove or its securities, then you and your Family Members are prohibited from trading in or gifting Grove securities, unless such trade is made pursuant to a properly qualified, adopted and submitted Rule 10b5-1 trading plan or other pre-established trading arrangement permitted under this Policy. Rule 10b5-1 trading plans and other pre-established trading arrangements are discussed in Section 2 of this Policy. You also are prohibited from giving “tips” on material nonpublic information, that is directly or indirectly disclosing such information, or making any trading recommendation, to any other person, including family members and relatives, so that they may trade, gift, or hold Grove securities. Furthermore, if you learn material nonpublic information about another company with which Grove does business, such as a supplier, customer, or joint venture partner, or you learn that Grove is planning a major transaction with another company (such as an acquisition), you must not trade in the securities of the other company until such information has been made public for at least one full Trading Day (as defined below).

In addition, you and your Family Members may not, under any circumstances, trade options for, or sell “short,” Grove securities.

What is material nonpublic information?

It is difficult to describe exhaustively what constitutes “material” information, but you should assume that information is “material” if a reasonable investor would consider it important in making an investment decision regarding the Company’s securities. Unless, after consultation with counsel, there is a reason to believe otherwise, information regarding the following topics should always be assumed to be “material:” (i) earnings information and quarterly or annual results, (ii) financial forecasts, especially earnings estimates, (iii) sales figures, (iv) changes in control, (v) proposals or agreements regarding significant mergers, acquisitions, tender offers, joint ventures or changes in assets, (vi) significant new products or discoveries, (vii) significant developments regarding customers or suppliers, (viii) changes in senior personnel, (ix) bankruptcies or receiverships, (x) change in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report, and (xi) events regarding the Company’s securities (such as defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes in the rights of security holders or public or private sales of additional securities).

In addition, other information may be considered material even if it would not alone determine the investor’s decision. Examples include:

•internal financial information which departs in any way from what the market would expect; an important financing transaction;
•major litigation or regulatory developments;
•major transactions with other companies, such as joint ventures or licensing agreements;
•the extent to which external events, including but not limited to pandemics, have had or will have a material impact on the Company’s operating results; and
•a major cybersecurity incident.

Note that this list is merely illustrative and not exhaustive. If you are uncertain as to whether a particular item of Company information should be considered “material,” contact the Chief Legal Officer.

“Nonpublic” information is any information that has not yet been disclosed generally to the marketplace. Information received about a company under circumstances which indicate that it is not yet in general circulation should be considered nonpublic. Information that has not been disclosed for at least one full Trading Day pursuant to the Company’s Investor Relations
Disclosure Policy is also deemed to be “nonpublic”. As a rule, you should be able to point to some fact to show that the information is generally available; for example, disclosure within a report filed by the Company with the U.S. Securities and Exchange Commission, issuance of a press release by Grove or announcement of the information in The Wall Street Journal or other news publication. Even after Grove has released information to the press or the information has been reported, at least one full Trading Day must elapse before you trade in Grove securities. If you are uncertain as to whether a particular item of Company information should be considered “nonpublic,” contact the Chief Legal Officer.

A “Trading Day” means any day on which the New York Stock Exchange is open for trading. For example, if Grove issues a press release containing material information at 6:00 p.m. on a Tuesday, and the New York Stock Exchange is open for trading on Wednesday, Covered Persons shall not be permitted to trade in Grove securities until Thursday. If Grove issues a press release containing material information at 6:00 p.m. on a Friday, and the New York Stock Exchange is open for trading on Monday, Covered Persons shall not be permitted to trade in Grove securities until Tuesday.

2. Rule 10b5-1 Plans and Other Pre-Established Trading Arrangements
It is the Company’s policy that officers, directors and other employees subject to preclearance requirements may make trades pursuant to a Rule 10b5-1 plan provided that (i) such plan meets the requirements of Rule 10b5-1, (ii) such plan was adopted at a time when the employee or director would otherwise have been able to trade under Section 3 of this policy and (iii) adoption of the plan was expressly authorized in advance by a member of the Company’s Legal Department. Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) provides an affirmative defense against a claim of insider trading if an insider’s trades are made pursuant to a written plan that was adopted in good faith at a time when the insider was not aware of material nonpublic information and complies with the requirements set forth under Rule 10b5-1. To request a Rule 10b5-1 trading plan, email equity@grove.co. Note that trades made pursuant to Rule 10b5-1 plans by executive officers and directors must still be reported to equity@grove.co pursuant to the fourth paragraph of Section 4 below.

In certain limited circumstances, the Company may permit trading by executive officers and directors pursuant to other pre-established trading arrangements that have been authorized in advance by a member of the Company’s Legal Department. Trades made pursuant to such pre-established trading arrangements by executive officers and directors must still be reported to equity@grove.co pursuant to the fourth paragraph of Section 4 below.

3. Trading Window Restrictions for Non-Rule 10b5-1 Trades
All Covered Persons may only trade Grove securities during the period commencing one full
Trading Day following a release of quarterly earnings results and ending on the date that is ten Trading Days prior to the end of the subsequent quarter (the “Trading Window”). For example, if earnings results for Q4 were released after market close on a Tuesday in late February, the Trading Window would open on the Thursday following the earnings release and remain open until approximately March 18th. Nonetheless, as mentioned above, no trade of Grove securities may be made during these periods if the Covered Person possesses material nonpublic information that has not been disseminated in the public market for at least one full Trading Day.

From time to time, upon prior notice to the persons affected, the Company may impose special blackout periods during which certain Covered Persons are prohibited from trading in or gifting Grove securities. Any person made aware of the existence of a special blackout period should not disclose the existence of the special blackout period to any other person.

The trading restrictions set forth in this Section 3 do not apply to any trades made pursuant to properly qualified, adopted and submitted Rule 10b5-1 trading plans.

4. Preclearance; Reporting Trades
In order to minimize the risk of an inadvertent violation of this policy, before buying, selling or gifting any securities of the Company, even if within an open Trading Window and outside special blackout periods, all (i) directors and executive officers of the Company and their assistants and household members, (ii) members of the finance and legal teams and (iii) such other persons as may be designated from time to time and informed of such status by the Company’s Chief Legal Officer (collectively, the “Preclearance Group”) must clear the proposed transaction by sending a request to preclearance@grove.co at least 48 hours in advance of the proposed transaction. Clearance of a proposed transaction does not constitute a recommendation by the Company or any of its employees or agents that you should engage in the subject transaction. This provision does not apply to trades that are effected pursuant to a Rule 10b5-1 plan or other pre-established trading arrangement whose adoption was expressly authorized in advance by a member of the Company’s Legal Department.

If a proposed transaction receives preclearance, the precleared transaction must be effected within 5 business days of receipt of preclearance. If the person becomes aware of material nonpublic before the trade is executed, the preclearance is void and the trade must not be completed. Transactions not effected within the time limit become subject to preclearance again.
If clearance of the transaction is denied, the fact of such denial may itself be material nonpublic information and must be kept confidential by you.

All executive officers and directors must submit to equity@grove.co a copy of any trade order or confirmation relating to the purchase, sale or gift of Grove securities within one business day of any such transaction. This information is necessary to enable us to monitor trading by executive officers and directors and ensure that all such trades are properly reported to the Securities and Exchange Commission. The Company will assist officers and directors with the compliance of their Section 16 reporting obligations, but all such obligations are ultimately the responsibility of the reporting officer or director. Your adherence to this policy is vital to your protection as well as the Company’s.

5. Hedging Transactions
You and your Family Members may not enter into hedging or monetization transactions or similar arrangements with respect to Grove securities, including the purchase or sale of puts or calls or the use of any other derivative instruments. Hedging transactions may insulate you from upside or downside price movement in Grove securities, which can result in the perception that you no longer have the same interests as the Company’s other stockholders.

6. Margin Accounts and Pledging
You and your Family Members may not hold Company securities in a margin account nor pledge
Company securities as collateral for a loan absent prior written approval from the Chief Legal Officer. Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. A margin or foreclosure sale that occurs when you are aware of material nonpublic information may, under some circumstances, result in unlawful insider trading.

7. Short-Swing Trading/Control Stock/Section 16 Reports
Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5) and any notices of sale required by Rule 144.

8. Confidentiality
You must maintain the confidentiality of information entrusted to you by the Company, its customers, vendors, suppliers, or partners.

Therefore, you should not discuss internal matters or developments, material information, nonpublic information, or confidential information with anyone outside of Grove, except as required in the performance of regular job requirements or required or permitted by law. Confidential information includes all nonpublic information (regardless of its source) that might be of use to the Company's competitors or harmful to the Company or its customers, suppliers or partners if disclosed.

This prohibition applies specifically (but not exclusively) to inquiries about Grove which may be made by customers (except for ordinary-course customer-sales representative discourse), the press, investment analysts or others in the financial community. It is important that all such communications on behalf of Grove be made in accordance with the procedures set forth in our Investor Relations Disclosure Policy. Unless you are expressly authorized to the contrary, if you receive any inquiries of this nature, you should decline comment and refer the inquiry to the Director of Investor Relations for their review.

9. Duration of Policy’s Applicability.
This Policy continues to apply to your transactions in Grove securities or the stock of other public companies engaged in business transactions with Grove even after your employment or directorship with Grove has terminated. If you are in possession of inside information when your relationship with Grove concludes, you may not trade in Grove securities or the stock of such other company until the information has been publicly disseminated or is no longer material.

* * *
THESE ARE VERY SERIOUS MATTERS. INSIDER TRADING IS ILLEGAL AND CAN RESULT IN JAIL SENTENCES AS WELL AS CIVIL PENALTIES, INCLUDING TRIPLE DAMAGES. EMPLOYEES WHO VIOLATE THIS POLICY MAY BE SUBJECT TO DISCIPLINARY ACTION BY THE COMPANY, INCLUDING DISMISSAL FOR CAUSE. IF YOU HAVE ANY QUESTION OR DOUBT ABOUT THE APPLICABILITY OR INTERPRETATION OF THIS POLICY OR THE PROPRIETY OF ANY DESIRED ACTION, PLEASE SEEK CLARIFICATION FROM OUR THE LEGAL DEPARTMENT. DO NOT TRY TO RESOLVE UNCERTAINTIES ON YOUR OWN.

Related Policies
▪ Code of Ethics and Business Conduct
▪ Related Party Transactions Policy
▪ Attorney Up-The-Ladder Policy
▪ Regulation FD Policy
▪ Grove Trustline
▪ Employee Handbook

ACKNOWLEDGMENT
The undersigned acknowledges that they have read this Insider Trading and Confidentiality Policy and agrees to comply with the restrictions and procedures contained herein.

Signature	Date

Name (Please Print)